EXHIBIT 99.2

Form of Incentive Stock Option Agreement

Incentive Stock Option Agreement

under the Okena, Inc.

Amended and Restated 1999 Stock Option and Grant Plan

Name of Optionee:

No. of Option Shares:		Shares of Common Stock

Grant Date:

Vesting Commencement Date:

Option Exercise Price/Share:	$

Pursuant to the Okena, Inc. Amended and Restated 1999 Stock Option and Grant Plan (the “Plan”), Okena, Inc., a Delaware corporation (together with all successors thereto, the “Company”), hereby grants to the person named above (the “Optionee”), who is an officer, employee, director, consultant or other key person of the Company or any of its Subsidiaries (as defined in the Plan), an option (the “Stock Option”) to purchase on or prior to the Expiration Date (as defined in Section 1(d) below), or such earlier date as is specified herein, all or any part of the number of shares of Common Stock, par value $.01 per share (“Common Stock”), of the Company indicated above (the “Option Shares,” and such shares once issued shall be referred to as the “Issued Shares”), at the option exercise price per share specified above (the “Option Exercise Price”), subject to the terms and conditions set forth in this Incentive Stock Option Agreement (the “Agreement”) and in the Plan. The term of this option shall commence on the Grant Date (as set forth above) and shall expire on the day prior to the tenth (10th) anniversary of the Grant Date. This Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). To the extent that any portion of the Stock Option does not so qualify, it shall be deemed a non-qualified stock option. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

1.    Vesting and Exercisability.

(a)    No portion of this Stock Option may be exercised until such portion shall have vested.

(b)    Except as set forth below and in Section 6, and subject to the determination of the Committee of the Board of Directors of the Company or the Board of Directors of the Company, as applicable (the “Committee”), in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to 6.25% of the Option Shares on the last day of each full calendar quarter after the Vesting Commencement Date as specified above until the Option Shares are 100% vested.

(c)    In the event that the Optionee’s Service Relationship (as defined in the Plan) with the Company and its Subsidiaries terminates for any reason or under any circumstances, including the Optionee’s resignation, retirement or termination by the Company, upon the Optionee’s death or disability, or for any other reason, regardless of the circumstances thereof, this Stock Option may thereafter be exercised, to the extent it was vested and exercisable on such date of such termination, until the date specified in Section l(d) below. Any portion of the Stock Option that is not exercisable on the date of termination of the Service Relationship shall immediately expire and be null and void.

(d)    Subject to the provisions of Section 6 below, once any portion of this Stock Option becomes vested and exercisable, it shall continue to be exercisable by the Optionee or his or her successors as contemplated herein at any time or times prior to the earliest of (i) the date which is (A) 12 months following the date on which the Optionee’s Service Relationship with the Company and its Subsidiaries terminates due to death or Disability or (B) three months following the date on which the Optionee’s Service Relationship with the Company terminates if the termination is due to any other reason, provided however, if the Optionee’s Service Relationship is terminated for Cause (as defined in the Plan), this Stock Option shall terminate immediately upon the date of the Optionee’s termination, or (ii) on the day prior to the tenth (10th) anniversary of the Grant Date (the earliest to occur of such dates being the “Expiration Date”). For purposes of this Agreement the Committee shall have sole discretion to determine the reason for the termination of the Optionee’s Service Relationship with the Company or any Subsidiary.

(e)    It is understood and intended that this Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of Issued Shares for which incentive stock option treatment is desired within the one-year period beginning on the day of the transfer of such Issued Shares to him or her, nor within the two-year period beginning on the Grant Date of this Stock Option and further that this Stock Option must be exercised within three months after termination of employment (or twelve months in the case of death or disability (as defined on Code Section 22(e)(3)) to qualify as an incentive stock option. If the Optionee disposes (whether by sale, gift, transfer or otherwise) of any such Issued Shares within either of these periods, he or she will notify the Company within thirty (30) days after such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent Option Shares and any other incentive stock options of the Optionee having an aggregate Fair Market Value in excess of $100,000 (determined as of the date of the grant of such Options) are exercisable for the first time in any year, such options will not qualify as incentive stock options and shall constitute non-qualified stock options.

2.    Exercise of Stock Option.

(a)    The Optionee may exercise this Stock Option only in the following manner: prior to the Expiration Date (subject to Section 6), the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares with respect to which this Stock Option has vested at the time of such notice. Such notice shall specify the number of Option Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

(i)    in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares; or

(ii)    after the closing of the Company’s Initial Public Offering (A) through the delivery (or attestation to ownership) of shares of Common Stock that have been purchased by the Optionee on the open market or that have been held by the Optionee for at least six months and are not subject to restrictions under any plan of the Company, or (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or

(iii)    a combination of (i), (ii)(A) and (ii)(B) above. Payment instruments will be received subject to collection.

(b)    Certificates for the Option Shares so purchased will be issued and delivered to the Optionee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Issued Shares to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Agreement.

(c)    Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date, or such earlier date as is contemplated by Section 1(d) and Section 6 hereof.

3.    Incorporation of Plan.

Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan. Notwithstanding anything in this Agreement to the contrary, to the extent of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control.

4.    Transferability.

This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. This Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the executor of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

5.    Adjustment Upon Changes in Capitalization.

The shares of stock covered by this Stock Option are shares of Common Stock of the Company. Subject to Section 6 hereof, if the shares of Common Stock as a whole are increased, decreased, changed or converted into or exchanged for a different number or kind of shares or securities of the Company or any successor entity (or a parent or subsidiary thereof), whether through merger or consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares and in the per share exercise price of shares subject to any unexercised portion of this Stock Option. In the event of any such adjustment in this Stock Option, the Optionee thereafter shall have the right, subject to Section 6, to purchase the number of shares under this Stock Option at the per share price, as so adjusted, which the Optionee could purchase at the total purchase price applicable to this Stock Option immediately prior to such adjustment, all references herein to Common Stock shall be deemed to refer to the security that is subject to acquisition upon exercise of this Stock Option and all references to the Company shall be deemed to refer to the issuer of such security. Adjustments under this Section 5 shall be determined by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be conclusive. No fractional shares of Common Stock shall be issued under the Plan resulting from any such adjustment, but the Company in its discretion may make a cash payment in lieu of fractional shares.

6.    Effect of Certain Transactions.

Upon the occurrence of a Sale Event, one-third (1/3) of the shares of Option Shares subject to this Agreement, to the extent not vested, shall, subject to and conditioned upon the effectiveness of the Sale Event, become vested fifteen (15) days prior to the anticipated effective date of the Sale Event as determined by the Committee, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) of the Plan. Further, unless provision is made in connection with the Sale Event for Assumption of all this Stock Option, this Stock Option shall terminate upon the effectiveness of the Sale Event. In the event of such termination, the Optionee shall be permitted to exercise for a period of at least fifteen (15) days prior to the anticipated effective date of such Sale Event all outstanding Option Shares which are then vested and exercisable (after giving effect to the acceleration of vesting provided for in this Section 6), provided, however, that (i) the exercise of the portion of such Option Shares that became vested and exercisable pursuant to the acceleration provision of Section 6 if any, shall be subject to and conditioned upon the effectiveness of the Sale Event; and (ii) the Optionee may, but will not be required to, condition the exercise of any portion of Option Shares not described in (i) above upon the effectiveness of the Sale Event. In addition, if there is an Assumption, the unvested portion of any outstanding Option Shares shall continue to vest in accordance with the vesting schedule set forth in the this Agreement in the same proportions and on the same dates as the Option Shares would have vested had there been no acceleration of vesting (e.g., if 6.25% of the original Option Shares would have vested on a specified date, then 6.25% of the original Option Shares, less the number of Option Shares that accelerate in connection with the Sale Event, shall vest on such specified date.)

7.    Withholding Taxes.

The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state, foreign and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Common Stock to be issued or transferring to the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state, foreign or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

8.    Company’s Right of First Refusal.

(a)    Exercise of Right.  If the Optionee desires to transfer all or any part of the Issued Shares to any person other than the Company (an “Offeror”), the Optionee shall: (i) obtain in writing an irrevocable and unconditional bona fide offer (the “Offer”) for the purchase thereof from the Offeror; and (ii) give written notice (the “Option Notice”) to the Company setting forth the Optionee’s desire to transfer such shares, which Option Notice shall be accompanied by a photocopy of the Offer and shall set forth the name and address of the Offeror and the price and terms of the Offer. Upon receipt of the Option Notice, the Company shall have an assignable option to purchase any or all of such Issued Shares (the “Company Option Shares”) specified in the Option Notice, such option to be exercisable by giving, within 30 days after receipt of the Option Notice, a written counternotice to the Optionee. If the Company elects to purchase any or all of such Company Option Shares, it shall be obligated to purchase, and the Optionee shall be obligated to sell to the Company, such Company Option Shares at the price and terms indicated in the Offer within 30 days from the date of delivery by the Company of such counternotice.

(b)    Sale of Company Option Shares to Offeror.  The Optionee may, for 60 days after the expiration of the 30-day option period as set forth in Section 8(a), sell to the Offeror, pursuant to the terms of the Offer, any or all of such Company Option Shares not purchased or agreed to be purchased by the Company or its assignee. If any or all of such

Company Option Shares are not sold pursuant to an Offer within the time permitted above, the unsold Company Option Shares shall remain subject to the terms of this Section 8.

(c)    Adjustments for Changes in Capital Structure.  If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or the like, the restrictions contained in this Section 8 shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares.

(d)    Failure to Deliver Option Shares.  If the Optionee fails or refuses to deliver on a timely basis duly endorsed certificates representing the Company Option Shares to be sold to the Company or its assignee pursuant to this Section 8, the Company shall have the right to deposit the purchase price for such Company Option Shares in a special account with any bank or trust company, giving notice of such deposit to the Optionee, whereupon such Company Option Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of the Optionee. All monies deposited with the bank or trust company but remaining unclaimed for two years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and the Optionee shall thereafter look only to the Company for payment. The Company may place a legend on any certificate for Issued Shares delivered to the Optionee reflecting the restrictions on transfer provided in this Section 8.

(e)    Expiration of Company’s Right of First Refusal.  The first refusal rights of the Company set forth above shall remain in effect until the closing of an Initial Public Offering or such other event as a result of or following which the Common Stock shall be publicly held.

9.    Lockup Provision.

The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) held by him or her for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

10.    Miscellaneous Provisions.

(a)    Equitable Relief.  The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(b)    Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(c)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflict of law principles.

(d)    Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(e)    Saving Clause.    If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f)    Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(g)    Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(h)    Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(i)    Employment Rights.  The grant of this Stock Option does not confer upon the Optionee any right to continued employment or service with the Company or any Parent or Subsidiary or interfere in any way with the right of the Company or its Parent or Subsidiary to terminate the Optionee’s employment or service at any time.

[SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

Okena, Inc.

By:
Name: Title:

Address:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

OPTIONEE:

Name:

Optionee’s Address:

DESIGNATED BENEFICIARY:

Name:

Beneficiary’s Address:

Appendix A

STOCK OPTION EXERCISE NOTICE

Okena, Inc.

Attention: Chief Financial Officer

71 Second Avenue

Waltham, MA 02451

Pursuant to the terms of my Incentive Stock Option Agreement dated [                    ] (the “Agreement”) under the Okena, Inc. Amended and Restated 1999 Stock Option and Grant Plan, I,                      [Insert name], hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $             representing the purchase price for                     [Fill in number of Option Shares]          option shares. I have chosen the following form(s) of payment:

[ ]	1.	Cash;
[ ]	2.	Certified or bank check payable to Okena, Inc.; or
[ ]	3.	Other (as described in the Agreement (please describe)

Sincerely yours,

Name:

Address:

Addendum A to the

Stock Option Agreement

under the Okena, Inc.

Amended and Restated 1999 Stock Option and Grant Plan

(California Optionees)

Pursuant to the Okena, Inc. Amended and Restated 1999 Stock Option and Grant Plan (the “Plan”), Okena, Inc., a Delaware corporation (together with all successors thereto, the “Company”), has granted to                                  (the “Optionee”), an option (the “Stock Option”) to purchase shares of Stock, subject to the terms and conditions set forth in the Stock Option Agreement of even date herewith (the “Agreement”) and in the Plan. Notwithstanding anything stated to the contrary in the Plan or the Agreement, the Optionee and the Company acknowledge that the following provisions (the “Addendum”) shall apply and that each such provision is a material condition of the Company’s agreement to issue the Stock Option and sell the shares subject to the Stock Option to the Optionee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan or the Agreement, as applicable.

A.    Definition of Disability.  “Disability” or “Disabled” shall mean the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company or its Subsidiary because of the sickness or injury of the Optionee; provided, however, that the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, Optionee acknowledges that the Stock Option must be exercised within three (3) months after termination of employment (or twelve (12) months in the case of death or “disability” (as defined in Section 22(e)(3) of the Code)) to qualify as an incentive stock option.

B.    Nontransferability.  This Stock Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution or by instrument to an inter vivos or testamentary trust in which the Stock Option is to be passed to beneficiaries upon the death of the trustor (settlor). Further, all Stock Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee or the Optionee’s legal representative or guardian in the event of the Optionee’s incapacity.

C.    Right of First Refusal.  In the event that the Optionee desires to transfer all or any part of the Optionee’s Issued Shares, the Company or its assigns shall have the right to purchase such shares subject to the terms and provisions of Section 8 of the Agreement; provided that, notwithstanding anything stated in Section 8 of the Agreement to the contrary, the Company or its assigns may only purchase all, but not less than all, of the Issued Shares proposed to be sold in the Offer (unless the Optionee consents to the sale of a lesser number of shares to the Company or its assigns) and, to the extent that the Company or its assigns elects not to purchase the such Shares, the Optionee may transfer such Shares to the Offeror, pursuant to the terms and conditions of the Offer.

D.    Provision of Information.  At least annually, the Optionee shall receive copies of the Company’s balance sheet and income statement for the just completed fiscal year, unless the

Optionee is a key employee whose duties in connection with the Company assure the Optionee access to equivalent information.

For the convenience of the parties and to facilitate execution, this Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

The foregoing Addendum is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of                         , 2001.

OKENA, INC.

By:
Shaun McConnon President and Chief Executive Officer

Address:
Okena, Inc. 71 Second Avenue Waltham, MA 02451

The foregoing Addendum is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as                         , 2001.

OPTIONEE:

Name:

SPOUSE’S CONSENT

I acknowledge that I have read the

foregoing Addendum

and understand the contents thereof.

Name: